Exhibit 99.1

- American Land Lease Announces Second Quarter 2006 Results -

- FFO Increase of 7.9% per share -

CLEARWATER, Fla., August 7, 2006 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL- news) today released results for second quarter 2006.

Summary Financial Results

Second Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.28 for the three-month period ended June 30, 2006 compared to $0.27 from the same period one-year ago.

•	Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 8 of this press release) were $3.6 million, or $0.41 per diluted common share, for the quarter compared to $3.3 million or $0.38 per diluted common share from the same period one year ago, an increase of 7.9% on a per share basis.

•	Unit volume in home sales was 95 new home closings, including 83 new homes sold on expansion home sites. This compares with 110 new home closings in second quarter 2005.

•	“Same Store” results provided a revenue increase of 11.1%, an expense increase of 13.3% and an increase of 10.0% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 4.8%, an expense increase of 6.0% and an increase of 4.1% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “In a very competitive environment, our results for the second quarter of 2006 reflect the stability and strength of our core residential land lease business. The same site and same store results are strong from this component of our business. Our residential land lease business provides the foundation for our earnings and valuation and we believe that the portfolio performed well in the current market. We expect to realize strong performance from our portfolio of residential land leases during the second half of 2006, consistent with our performance over the past several years. We recognize that certain expense areas, especially utilities and insurance, require increased focus in order to deliver enhanced results.”

“We continue to view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites that increase the rate of growth in profitability for our portfolio. Consistent with the entire home sales industry, our new home closings were not as high as we projected at the beginning of the year, but we fared well considering the drop in new home sales in the markets in which we compete. At a time of significant decreases in new home building, we continue to see long term strength in the active senior segment that we have targeted. Our backlog is not as strong as compared to a year ago – which has us focused for the short term, but over the longer term we continue to believe that we are well positioned for future growth. We have adjusted our expectations for new home closings in the second half of the year, resulting in a lower top end of our earnings projections. The May purchase of The Grove and the July purchase of Park Place at Sebastian both give us an opportunity to use our home sales and property operating skills to add additional high quality senior communities to our portfolio. We continue to look for other such opportunities.”

Mr. Blatz added, “Over the last twelve months, we have been able to reduce our exposure to variable rate debt from 35.8% of our total debt to 13.7% of our total debt through refinancing, while reducing the average interest rate on our mortgage debt by 0.6%. Our development activities remain on track and continue to provide our path towards future growth. We maintain a long term focus on our business as we continue to control costs and build out our current portfolio of communities. We continue to focus on the success of our core residential land lease business as we look to continued growth in earnings and value for the months and years ahead.”

Dividend Declaration

On August 1, 2006, the Board of Directors declared a second quarter common stock dividend of $0.25 per share payable on August 31, 2006, to stockholders of record on August 15, 2006.

On August 1, 2006, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended June 30, 2006, payable on August 31, 2006 to shareholders of record on August 15, 2006.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividends are set quarterly and are subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – Second Quarter

Second Quarter Property Operations

Second quarter revenue from property operations was $8,657,000 as compared to $7,626,000 in the same period one year ago, a 13.5% increase. Second quarter property operating expenses totaled $3,085,000 as compared to $2,651,000 in the same period one year ago, a 16.4% increase. The Company realized significant increases in rental income driven by annual rental rate increases and the absorption of new home sites through its home sales efforts and the acquisition of two additional communities in the 2006 period.

Property operating expenses increased in second quarter 2006 primarily due to increases in utility costs, the absence of insurance recoveries recognized in the 2005 period, tenant related legal costs, insurance premiums and personnel costs. Property operating margins before depreciation expense decreased from 62.2% in the prior year’s second quarter to 61.0% in the current quarter. The Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to the tenants directly for their proportional share on the increase in expense. In addition, 23 communities of the 31 we operate include metering the individual resident’s usage where changes in consumption are billed to the resident. Our targeted rate for expense growth is CPI; in the current market with taxes, insurance, and utility costs as the drivers of expense above CPI, we expect that same site expenses will grow at a rate of CPI plus 2% for the remainder of the year.

Second Quarter “Same Store” Results

Second quarter “same store” results reflect the results of operations for properties and golf courses owned for both the second quarters of 2006 and 2005. The same store properties account for 92% of property operating revenues for the second quarter of 2006. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store % change results are as follows:

2Q06
Revenue	11.1%
Expense	13.3%
Net Operating Income	10.0%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. When these revenues are associated with the expenses we incur, the change in revenues and expenses for the quarter are shown below.

2Q06
Revenues	11.1%
Less: Reimbursements	(1.5)%

Revenue growth net of reimbursements	9.6%

Expenses	13.3%
Less: Reimbursements	(4.6)%

Expense growth net of reimbursements	8.7%

Same Store NOI Growth	10.0%

While we are focused on controlling operating expenses, our leases provide some insulation from changes in uncontrollable expenses.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption and golf operations contributions to total same store results for second quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.8%	6.0%	0.3%	11.1%
Expense	6.0%	5.9%	1.4%	13.3%
NOI	4.2%	6.1%	(0.3)%	10.0%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended June 30, 2006 and 2005 can be found on page 14 of this earnings release.

Second Quarter Home Sales Operations

Second quarter 2006 new home sales produced 95 closings, a 13.6% decrease from the 110 closings in the same period in the prior year. Average selling price per home was $124,000 as compared to $109,000 in the same period in the prior year, a 13.8% increase. The decrease in closings compared to the same period in the prior year was primarily due to decreased sales at three of the Company’s expansion communities in Florida. Brokerage profits were down 14.4% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, increased to 34.3% in the quarter as compared to 30.3% in the same period in the prior year. This increase was driven primarily by increased selling prices and increased manufacturer rebates associated with higher purchasing volumes partially offset by increases in costs of homes purchased and the number of homes sold. Selling costs as a percentage of sales revenue increased from 21.3% in the prior year’s period to 22.9% in the second quarter of 2006, reflecting incremental advertising and marketing expenses incurred to drive traffic in a slowing home sales market. The backlog of contracts for closing stood at 86 home sales, a decrease of 39 contracts from the same period in the prior year.

The Company remains committed to its program of generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended June 30, 2006	Quarter ended June 30, 2005
New home closings – Same Store	88	110
New home closings – Acquisitions	7	—

Total new home closings	95	110

New home contracts – Same Store	95	145
New home contracts – Acquisitions	30	—

Total new home contracts	125	145

Home resales	3	5

Brokered home sales	54	90

New home contract backlog – Same Store	63	139
New home contract backlog - Acquisitions	23	—

Total new home contract backlog	86	139

Outlook for 2006

The table below summarizes the Company’s projected financial outlook for 2006 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2006 Projected
FFO	$1.70 to $1.78
AFFO	$1.57 to $1.68
Diluted EPS	$1.27 to $1.40
Same Store Sales
Revenue Growth	8% to 11%
Expense Growth	9% to 13%
NOI Growth	8% to 10%
Home Sales Operating Income	$4.5M to $6.0M
Home Sale Net Contribution	$3.2M to $4.6M
General and Administrative Expenses	$3.8M to $4.2M
Capital Replacements (per site)	$150 to $170
Depreciation	$3.8M to $4.1M

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The market for new home sales has declined over the first half of the year and the Company expects that trend to continue in the second half of the year. The Company’s new home sales activity continues to be reduced at a rate less than that being experienced by the national homebuilders, but we have lowered our expectations for the new home sales business for the remainder of the year in response to a lower backlog. The Company’s earnings estimates would be impacted positively or negatively by changes in the unit volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners’ insurance, and consumers’ access to financing sources for home purchases and the sale of their current homes. We have lowered the upper range of our annual earnings guidance in response to our lower new home sales backlog and our expectation that new home sales will be a lower contributor in the second half of the year.

The Company’s projected results for 2006 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2006 projections. In addition, projected results include the expense for performance based restricted stock. The Company’s earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Financing Activity

On April 10, 2006, the Company consolidated and modified two existing notes payables of $5,226,560 and $945,000, resulting in a restated $8,000,000 note payable with a fixed interest rate of 6.64% maturing on April 30, 2020. The proceeds will be used to continue development of our residential land lease communities and for general corporate purposes.

On May 22, 2006, the Company consolidated and modified two existing notes payables of $9,923,700 and $2,122,000, resulting in a restated $15,950,000 note payable with a fixed interest rate of 6.76% maturing on November 30, 2018. The proceeds will be used to continue development of our residential land lease communities and for general corporate purposes.

On June 1, 2006, the Company entered into a Construction Loan Agreement with a total commitment of $26,500,000. The loan is a five-year, interest only note payable with a variable interest rate of 175 basis points over the three month LIBOR rate, adjusted quarterly, currently 6.98% at June 30, 2006. At closing $9,426,000 was advanced under the agreement. The proceeds will be used to continue the development of the residential land lease community.

Development Activity

Significant development activity during the quarter included:

•	At Sebastian Beach and Tennis Village, construction and site work continued on schedule for the opening of the community in early 2007. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January.

•	At Savanna Club, construction on a 5,000+ square foot Fitness Center neared completion.

•	At the Villages at Country Club project in Mesa, Arizona, site work continued.

•	At Riverside Club, construction activities continued for the community’s second clubhouse, this one including more than 22,000 square feet.

•	At Sun Lake, construction activities began on the expansion and renovation of the community center complex.

American Land Lease, Inc. is a REIT that held interests in 31 manufactured home communities with 7,749 operational home sites, 1,005 developed expansion sites, 1,518 undeveloped expansion sites and 129 recreational vehicle sites as of June 30, 2006.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Monday, August 7, 2006 at 4:00 p.m. Eastern Daylight Time to discuss second quarter 2006 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease second quarter 2006 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. Eastern Daylight Time, August 7, 2006 until midnight on August 14, 2006. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 2769227.

Contact:	Robert G. Blatz, President (727) 726-8868

Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	As of
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
ASSETS
Real Estate	$268,731	$259,237	$249,398	$236,588	$232,035
Less accumulated depreciation	(27,836)	(26,887)	(26,014)	(25,172)	(24,358)
Real estate under development	95,195	87,068	74,416	74,818	70,841

Total Real Estate	336,090	319,418	297,800	286,234	278,518
Cash and cash equivalents	8,497	8,384	1,795	828	1,313
Inventory	23,588	20,654	18,759	19,431	19,478
Other assets	14,601	12,883	11,335	10,074	9,494

Total Assets	$382,776	$361,339	$329,689	$316,567	$308,803

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$201,986	$185,015	$151,656	$127,045	$125,712
Secured short-term financing	19,462	16,742	19,669	33,777	30,123
Accounts payable and accrued liabilities	12,069	12,057	12,510	11,850	10,237

Total Liabilities	233,517	213,814	183,835	172,672	166,072
Minority Interest in Operating Partnership	16,245	16,137	15,945	15,511	15,312

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	25,000	25,000	25,000
Common Stock, par value $.01 per share; 12,000 shares authorized	92	92	93	93	93
Additional paid-in capital	288,581	287,206	288,224	288,188	288,064
Notes receivable from officers re common stock purchases	—	—	—	—	—
Deferred compensation re restricted stock	—	—	(1,651)	(1,959)	(2,258)
Dividends in excess of accumulated earnings	(154,047)	(154,298)	(155,145)	(156,326)	(156,868)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	133,014	131,388	129,909	128,384	127,419

Total Liabilities and Stockholders’ Equity	$382,776	$361,339	$329,689	$316,567	$308,803

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$8,657	$8,311	$7,820	$7,876
Golf course operating revenues	213	470	232	131

Total property operating revenues	8,870	8,781	8,052	8,007
Property operating expenses	(3,085)	(2,943)	(2,866)	(2,794)
Recoveries of casualty expenses related to hurricanes	—	—	(6)	(21)
Golf course operating expenses	(373)	(365)	(346)	(329)

Total property operating expenses	(3,458)	(3,308)	(3,218)	(3,144)
Depreciation	(1,050)	(997)	(971)	(886)

Income from rental property operations	4,362	4,476	3,863	3,977
SALES OPERATIONS
Home sales revenue	12,052	13,496	16,781	13,676
Cost of home sales	(7,914)	(9,044)	(11,444)	(9,562)

Gross profit on home sales	4,138	4,452	5,337	4,114
Commissions earned on brokered sales	164	159	139	112
Commissions paid on brokered sales	(76)	(82)	(74)	(64)

Gross profit on brokered sales	88	77	65	48
Selling and marketing expenses	(2,754)	(2,800)	(3,162)	(2,550)

Income (loss) from sales operations	1,472	1,729	2,240	1,612
General and administrative expenses	(995)	(891)	(1,113)	(946)
Gain on sale of property	—	—	—	—
Interest and other income	91	53	1	2
Tax benefit	—	—	600	—
Interest expense	(1,878)	(1,624)	(1,546)	(1,330)

Income before minority interest in Operating Partnership	3,052	3,743	4,045	3,315
Minority interest in Operating Partnership	(356)	(441)	(483)	(395)

Income from continuing operations	2,696	3,302	3,562	2,920
Cumulative preferred stock dividends	(484)	(484)	(484)	(484)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,212	$2,818	$3,078	$2,436

Earnings per common share – basic:
Income from continuing operations (net of cumulative unpaid preferred dividends)	$0.30	$0.38	$0.42	$0.33

Net income attributable to common stockholders	$0.30	$0.38	$0.42	$0.33

Earnings per common share – diluted:
Income from continuing operations	$0.28	$0.36	$0.40	$0.32

Net income attributable to common stockholders	$0.28	$0.36	$0.40	$0.32

Weighted average common shares outstanding	7,465	7,423	7,341	7,331
Weighted average common shares and common share equivalents outstanding	7,836	7,880	7,722	7,706
Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$191,215	$180,570	$136,641	$101,417	$100,084
Mortgage Loans Payable – Floating	10,771	4,445	15,015	25,628	25,628
Floor Plan Facility	19,462	16,642	14,969	19,147	18,929
Line of Credit	—	100	4,700	14,630	11,194

Total Debts	$221,448	$201,757	$171,325	$160,822	$155,835

% FIXED FLOATING
Fixed	86.3%	89.5%	79.8%	63.1%	64.2%
Floating	13.7%	10.5%	20.2%	36.9%	35.8%

Total	100.00%	100.00%	100.00%	100.00%	100.00%
AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.4%	6.4%	6.6%	7.0%	7.0%
Mortgage Loans Payable – Floating	7.4%	7.2%	6.7%	6.5%	5.9%
Floor Plan Facility	8.75%	8.2%	7.6%	7.1%	7.7%
Line of Credit	7.35%	6.6%	6.4%	5.8%	4.5%

Total Weighted Average	6.7%	6.6%	6.7%	6.8%	6.7%

DEBT RATIOS
Debt/Total Market Cap(1)	49.2%	43.0%	42.1%	41.2%	43.1%
Debt/Gross Assets	64.6%	55.8%	52.0%	50.8%	50.5%

	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
MATURITIES
Mortgage Loan Scheduled Principal Payments	1,484	3,084	3,246	3,418	3,633
Mortgage Loans Balloon Maturities	—	2,665	—	2,069	—
Floor Plan Facility	—	—	—	—	—

Total	$1,484	$5,749	$3,246	$5,487	$3,633

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended June 30,
	2006	2005
Net Income	$2,212	$2,082
Adjustments
Cumulative unpaid preferred stock dividends	484	484
Minority interest in operating partnership	356	340

Real estate depreciation	1,050	858

Funds From Operations (FFO)	$4,102	$3,764
Cumulative unpaid preferred stock dividends	(484)	(484)

Funds From Operations attributable to common Stockholders	3,618	3,280
Capital Replacements	(433)	(300)

Adjusted Funds from Operations (AFFO)	$3,185	$2,980

Weighted Average Common Shares/OP Units Outstanding	8,828	8,578

Per Common Share and OP Unit:
FFO:	$0.41	$0.38
AFFO:	$0.36	$0.35

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	61.0%	65.8%
AFFO:	69.4%	71.4%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED JUNE 30, 2006 AND JUNE 30, 2005

(in thousands)

(unaudited)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues	$7,696	$7,333	$363	5.0%	4.8%
Absorption rental revenues	490	35	455	1300.0%	6.0%
Same site golf revenues	213	194	19	9.8%	0.3%

Same store revenues A	8,399	7,562	837	11.1%	11.1%

Re-development property revenues	462	257	205	79.8%
Other Income	9	1	8	800.0%

Total property revenues C	$8,870	$7,820	$1,050	13.4%

Same site rental expenses	$2,300	$2,150	$150	7.0%	6.0%
Absorption rental expenses	147	—	147	100.0%	5.9%
Same site golf expenses	373	339	34	10.0%	1.4%

Same store expenses B	2,820	2,489	331	13.3%	13.3%

Recoveries of casualty expenses related to hurricanes	—	85	101	118.8%
Re-development property expenses	186	(36)	36	-100.00%
Expenses related to offsite management[2]	452	416	36	8.7%

Total property operating expenses D	$3,458	$2,954	$504	17.1%

Same Store net operating income A-B	$5,579	$5,073	506	10.0%

Total net operating income C-D	$5,412	$4,866	$546	11.2%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2005 period. For example, same site rental revenues of $364 as compared to the total same store revenues in 2005 of $7,562 is a 4.8% increase ($364/$7,562=4.8%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF JUNE 30, 2006

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	337	100%	$339	—	—	51
Brentwood Estates	Hudson, FL	132	98%	266	—	—	59
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	96%	348	—	—	—
Stonebrook	Homosassa, FL	187	100%	293	—	—	20
Sunlake Estates	Grand Island, FL	349	100%	350	—	—	47
Sun Valley	Tarpon Springs, FL	261	97%	383	—	—	—
Foley Grove	Foley, AL	92	100%	245	—	260	73
Forest View	Homosassa, FL	268	100%	313	—	—	36
Gulfstream Harbor	Orlando, FL	382	98%	406	—	50	—
Gulfstream Harbor II	Orlando, FL	306	100%	403	—	37	1
Gulfstream Harbor III	Orlando, FL	272	57%	388	—	—	13
Lakeshore Villas	Tampa, FL	281	99%	417	—	—	—
Park Royale	Pinellas Park, FL	291	94%	427	—	—	18
Pleasant Living	Riverview, FL	245	96%	347	—	—	—
Riverside GCC	Ruskin, FL	426	100%	516	—	420	91
Royal Palm Village	Haines City, FL	272	97%	343	—	—	115
Cypress Greens	Lakeland, FL	206	100%	255	—	—	52
Savanna Club	Port St Lucie, FL	946	100%	299	—	—	121
Woodlands	Groveland, FL	152	99%	277	—	—	140
	Subtotal—Florida	5,743				1,300	837
Blue Star	Apache Junction AZ	22	55%	306	129	—	—
Brentwood West	Mesa, AZ	350	94%	447	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	218	—
Desert Harbor	Apache Junction AZ	181	99%	373	—	—	25
Fiesta Village	Mesa, AZ	172	86%	387	—	—	—
La Casa Blanca	Apache Junction AZ	198	98%	383	—	—	—
Lost Dutchman	Apache Junction AZ	196	82%	318	—	—	46
Rancho Mirage	Apache Junction AZ	312	94%	419	—	—	—
Reserve at Fox Creek	Bull Head City, AZ	217	100%	308	—	—	97
Sun Valley	Apache Junction AZ	268	93%	248	—	—	—
	Subtotal—Arizona	1,916			129	218	168
Mullica Woods	Egg Harbor City, NJ	90	100%	497	—	—	—
Total Communities	31	7,749	96%	$364	129	1,518	1,005

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 83.4% across the entire portfolio. Including sites not yet developed, occupancy was at 72% at June 30, 2006.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2005	7,283		976	1,270	129	9,658
Properties developed	—		19	(19)	—	—
New lots purchased	302		178	260		740
New leases originated	164		(164)	—	—	—
Adjust for site plan changes	—		(4)	7	—	3

As of June 30, 2006	7,749	(1)	1,005	1,518	129	10,401

(1)	As of June 30, 2006, 7,417 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2005	6,947	7,283	95.4%
New home sales	200	164
Used home sales	2	—
Used homes acquired	(21)	—
Lots acquired (sold)	302	302
Homes constructed by others	13	—
Homes removed from previously leased sites	(26)	—

As of June 30, 2006	7,417	7,749	95.7%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended June 30, 2006	Three Months Ended June 30, 2005
Expansion sites leased during the period		83	94

Estimated first year annualized profit on leases originated during the period	A	$305	$340

Costs, including development costs of sites leased		$5,006	$4,153
Home sales income (loss) attributable to sites leased		1,369	973

Total costs incurred to originate ground leases	B	$3,637	$3,180

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	8.4%	10.7%

For the three months ended June 30, 2006 and 2005, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005
Reported income from sales operations	$1,472	$1,190
Used home sales and brokerage business income	(88)	(102)
Used home sales	(15)	(115)

Adjusted income for projection analysis	$1,369	$973

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2005 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2005
Property income before depreciation	A	$19,819
Total investment in operating home sites	B	$242,304
Return on investment from earning home sites	A/B	8.2%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	2Q06 over 1Q06 Increase/ Decrease	2Q06 over 1Q06 % Change	2Q06 over 2Q05 Increase/ Decrease	2Q06 over 2Q05% Change
New home contracts	145	145	105	117	125	8	6.8%	-20	-13.8%
New home closings	110	115	133	104	95	-9	-8.7%	-15	-13.6%
Home resales	5	4	1	—	3	3	100.0%	-2	-40.0%
Brokered home sales	90	45	51	62	54	-8	-12.9%	-36	-40.0%
New home contract backlog	139	157	93	75	86	11	14.7%	-53	-38.1%
Average Selling Price	$109,000	$117,000	$125,000	$128,000	$124,000	($4,000)	-3.1%	$15,000	13.8%
Average Gross Margin Percentage	30.3%	30.1%	31.8%	33.0%	34.3%